Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

FIRST-QUARTER 2005 EARNINGS

Safeway reports strong same store sales increases

and improved earnings

Contacts: Melissa Plaisance (925) 467-3136

Julie Hong (925) 467-3832

Pleasanton, CA — May 3, 2005

Results From Operations

Safeway Inc. today reported net income of $131.3 million ($0.29 per diluted share) for the first quarter ended March 26, 2005 compared to $43.1 million ($0.10 per diluted share) for the first quarter of 2004.

Sales and Other Revenue

Total sales increased 12% to $8.6 billion in the first quarter of 2005 compared to $7.7 billion in the first quarter of 2004. Sales in the first quarter of 2004 were reduced by a strike in Southern California that covered eight weeks of the 12-week quarter. Additionally, Easter holiday sales occurred in first quarter of 2005 compared to the second quarter of 2004. Excluding sales at strike-affected stores, comparable store sales increased 4.4% and identical store sales (which exclude replacement stores) increased 4.0% for the first quarter of 2005. Further, excluding the effect of fuel sales, comparable store sales increased 3.2% and identical store sales increased 2.8%. When adjusting for the Easter holiday, non-fuel identical store sales increased 1.6%.

“We are pleased with our first quarter,” said Steve Burd, Chairman, President and CEO. “We believe our results are directly related to the strategy we developed nearly three years ago and to the tremendous efforts of our employees to deliver our consumer proposition.”

“Today, we are offering our customers outstanding quality meat and produce, and a growing variety of proprietary products such as Signature Soups, Signature Sandwiches and prepared meals,” added Burd. “In addition, we continue to refine and improve our in-store bakeries, while providing industry leading customer service. These quality products and services are highlighted in our new and remodeled Lifestyle stores that provide a warm and comfortable shopping environment for our customers. We believe these improvements are giving our customers “Ingredients for Life” and will provide us with a great opportunity to profitably grow our business for years to come.”

Gross Profit

Gross profit increased 8.6% to $2.5 billion in the first quarter of 2005 from $2.3 billion in the first quarter of 2004. Gross profit margin declined 99 basis points to 29.22% of sales in the first quarter of 2005 compared to 30.21% in the first quarter of 2004. Higher fuel sales (which have a lower gross margin) reduced gross profit by 33 basis points. The remaining decline is due to investments in price and increased advertising, partly offset by the recovery from the strike in Southern California.

Operating and Administrative Expense

Operating and administrative expense declined 239 basis points to 25.80% of sales in the first quarter of 2005 from 28.19% in the first quarter of 2004. This decline is primarily due to the ongoing recovery from the strike at Vons, lower wages and benefits in 2005 and impairment charges in 2004 from Dominick’s store closures that did not reoccur in 2005.

In 2005, Safeway early adopted Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, which requires that stock options be expensed. The noncash expense for stock options was $10.6 million ($0.01 per diluted share) in the first quarter of 2005.

Interest Expense

Interest expense declined to $90.3 million in the first quarter of 2005 compared to $96.2 million in the first quarter of 2004 primarily due to lower indebtedness in the first quarter of 2005 compared to the first quarter of 2004.

Income Tax Expense

Income tax expense was $81.5 million, or 38.3% of pretax income, in the first quarter of 2005.

Capital Expenditures

Safeway invested $216.1 million in capital expenditures in the first quarter of 2005. The company opened 7 new stores and completed 28 Lifestyle remodels. For the year, the company expects to spend approximately $1.4 billion in capital expenditures and open approximately 30 new Lifestyle stores and complete approximately 280 to 290 Lifestyle remodels. By year-end 2005, Safeway estimates that 25% of its store base will be in the Lifestyle format.

Cash Flow

Net cash flow from operating activities declined to $238.4 million in the first quarter of 2005 from $388.1 million in the first quarter of 2004. Accounts payable typically is a large use of cash in the first quarter of each year. However, in the first quarter of 2004 Safeway significantly improved its management of trade payables creating a large source of cash. Trade payables continued to improve in the first quarter of 2005, though not as much as in 2004. Additionally, tax payments in the first quarter of 2005 were higher than in the first quarter of 2004 due to higher pre-tax income.

Net cash flow used by investing activities, which consists principally of cash paid for property additions, was $204.9 million for the first quarter of 2005 compared to $205.9 million in 2004.

Financing activities provided net cash flow of $26.1 million in the first quarter of 2005 and used net cash flow of $177.7 million in the first quarter of 2004.

Guidance

Safeway confirms its 2005 guidance for identical store sales (excluding fuel and excluding the impact of the strike in the first quarter) of 1.2% to 1.5%, and diluted earnings per share of $1.41 to $1.51.

First quarter earnings exceeded First Call consensus estimates by $0.04 per diluted share. Safeway believes about half that outperformance was due to Easter sales and operating profits that were recorded in the first quarter, but were reflected in second quarter analyst consensus estimates. In addition, as a result of the timing of expected investments in marketing and branding, the company expects diluted earnings per share in the second quarter to be similar to the first quarter. The company expects diluted earnings per share to improve in the third quarter, as returns are realized from implementation of the company’s strategic plan, which includes Lifestyle store investments.

Free cash flow is expected to be in the range of $500 million to $700 million in 2005. Free cash flow in the first quarter of 2005 was in line with Safeway’s expectations.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,801 stores in the United States and Canada and had annual sales of $35.8 billion in 2004. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing first-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PDT May 3, 2005. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of earnings per share, stock option expense, identical store sales, comparable store sales, capital expenditures, free cash flow, effects of restructuring labor contracts, and the effects of the Southern California strike, including the improvement of sales since the strike, and are indicated by words or phrases such as “guidance,” “on-going,” “expects,” “estimate,” and similar words or phrases. These statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, currency valuations, results of our programs to reduce costs, increase sales and improve capital management, achievement of operating improvements in companies that we acquire, labor costs, labor disputes that may arise from time to time, including the effect of the Southern California labor dispute, and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future, unanticipated events or changes in future operating results, financial condition, real estate matters, including dispositions and impairments, or business over time, performance in new business ventures, or unfavorable legislative, regulatory, tax or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders in our most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended
	March 26, 2005	March 27, 2004
Sales and other revenue	$8,621.4	$7,682.7
Cost of goods sold	(6,101.9)	(5,361.7)

Gross profit	2,519.5	2,321.0
Operating and administrative expense	(2,224.1)	(2,165.8)

Operating profit	295.4	155.2
Interest expense	(90.3)	(96.2)
Other income, net	7.7	3.1

Income before income taxes	212.8	62.1
Income tax expense	(81.5)	(19.0)

Net income	$131.3	$43.1

Basic earnings per share	$0.29	$0.10

Diluted earnings per share	$0.29	$0.10

Weighted average shares outstanding:
Basic	447.0	444.1

Diluted	449.6	448.3

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	March 26, 2005	Jan. 1, 2005
ASSETS
Current assets:
Cash and equivalents	$324.5	$266.8
Receivables	324.5	339.0
Merchandise inventories	2,694.1	2,740.7
Other current assets	233.8	251.2

Total current assets	3,576.9	3,597.7

Total property, net	8,659.0	8,689.4
Goodwill	2,404.9	2,406.6
Other long-term assets	671.3	683.7

Total assets	$15,312.1	$15,377.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of notes and debentures	$1,292.1	$596.9
Current obligations under capital leases	40.9	42.8
Accounts payable	1,734.1	1,759.4
Other current liabilities	1,186.9	1,393.0

Total current liabilities	4,254.0	3,792.1

Long-term debt:
Notes and debentures	4,808.8	5,469.7
Obligations under capital leases	650.6	654.0

Total long-term debt	5,459.4	6,123.7
Other long-term liabilities	1,157.1	1,154.7

Total liabilities	10,870.5	11,070.5
Total stockholders' equity	4,441.6	4,306.9

Total liabilities and stockholders' equity	$15,312.1	$15,377.4

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	12 Weeks Ended
	March 26, 2005	March 27, 2004
OPERATING ACTIVITIES
Net cash flow from operating activities	$238.4	$388.1

INVESTING ACTIVITIES
Property additions	(216.1)	(237.2)
Proceeds from sale of property	24.0	57.4
Other	(12.8)	(26.1)

Net cash flow used by investing activities	(204.9)	(205.9)

FINANCING ACTIVITIES
Payments on short-term borrowings	(10.8)	(1.0)
Additions to long-term borrowings	151.0	28.5
Payments on long-term borrowings	(116.8)	(217.6)
Net proceeds from exercise of stock options	2.7	12.5
Other	—	(0.1)

Net cash flow from (used by) financing activities	26.1	(177.7)

Effect of changes in exchange rate on cash	(1.9)	(2.2)
Increase in cash and equivalents	57.7	2.3

CASH AND EQUIVALENTS
Beginning of period	266.8	174.8

End of period	$324.5	$177.1

SAFEWAY INC. AND SUBSIDIARIES

RECONCILIATION OF NON GAAP MEASURES & SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 1: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW

	First Quarter		Forecast Fiscal 2005		Fiscal 2004
	2005	2004	Low	High
Net cash flow from operating activities	$238.4	$388.1	$1,900.0	$2,000.0	$2,226.4
Net cash flow used by investing activities	(204.9)	(205.9)	(1,400.0)	(1,300.0)	(1,070.3)

Free cash flow	$33.5	$182.2	$500.0	$700.0	$1,156.1

TABLE 2: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	First Quarter
	2005	2004
Capital expenditures	$216.1	$237.2
Stores opened	7	3
Stores closed	8	12
Stores at end of period	1,801	1,808
Remodels completed	28	5
Square footage (in millions)	82.2	82.0
Number of fuel stations at end of period	318	283

TABLE 3: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters March 26, 2005	A Year Ended Jan. 1, 2005	B Quarter Ended March 26, 2005	C Quarter Ended March 27, 2004
Net income	$648.4	$560.2	$131.3	$43.1
Add (subtract):
Income taxes	296.2	233.7	81.5	19.0
Interest expense	405.3	411.2	90.3	96.2
Depreciation	902.6	894.6	210.5	202.5
Lifo (income) expense	(15.2)	(15.2)	2.3	2.3
Equity in (earnings) losses of unconsolidated affiliates, net	(16.6)	(12.6)	(3.5)	0.5

Total Adjusted EBITDA	$2,220.7	$2,071.9	$512.4	$363.6

Total debt at March 26, 2005	$6,792.4

Adjusted EBITDA as a multiple of interest expense	5.48
Minimum Adjusted EBITDA as a multiple of interest under bank credit agreement	2.00
Debt to Adjusted EBITDA	3.06
Maximum debt to Adjusted EBITDA under bank credit agreement	4.00

SAFEWAY INC. AND SUBSIDIARIES

RECONCILIATION OF NON GAAP MEASURES & SUPPLEMENTAL INFORMATION

(Dollars in millions )

(Unaudited)

TABLE 4: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters March 26, 2005	A Year Ended Jan. 1, 2005	B Quarter Ended March 26, 2005	C Quarter Ended March 27, 2004
Net cash flow from operating activities	$2,076.7	$2,226.4	$238.4	$388.1
Add (subtract):
Income taxes	296.2	233.7	81.5	19.0
Interest expense	405.3	411.2	90.3	96.2
Stock option expense	(10.6)	—	(10.6)	—
Property impairment charges other than Dominick’s	(37.3)	(39.4)	(8.0)	(10.1)
Deferred income taxes	29.2	29.2	—	—
Net pension expense	(113.8)	(112.9)	(26.8)	(25.9)
Accrued claims and other liabilities	(93.7)	(118.1)	(17.2)	(41.6)
Gain (loss) on property retirements and lease exit costs	20.9	(20.6)	7.0	(34.5)
Other	0.1	0.6	2.8	3.3
Changes in working capital items	(352.3)	(538.2)	155.0	(30.9)

Adjusted EBITDA	$2,220.7	$2,071.9	$512.4	$363.6